Exhibit 10.25

AMENDMENT TO EMPLOYMENT AGREEMENT

between

PROTEOMEDIX AG, Wagistrasse 21, 8952 Schlieren, Switzerland

(the “Employer”)

and

CHRISTIAN BRÜHLMANN, Weinbergstr. 62, 8006 Zurich, Switzerland

(the “Employee”)

PREAMBLE

The parties have entered into an employment agreement dated November 23, 2011 (the “Employment Agreement”) and a corresponding Confidentiality and Assignment Agreement dated November 23, 2011 (the “Assignment Agreement”).

The parties wish, and hereby mutually agree, to amend the Employment Agreement as follows (this “Amendment”):

1.	DURATION AND TERMINATION

Section 2.2 of the Employment Agreement shall in its entirety be replaced by the following new wording:

“This Agreement may be terminated with notice (“Ordinary Termination’ in writing by either party by respecting a 6 (six) months’ notice period effective at the end of a month. However, during a Change of Control Period (as defined in Section 2.4.1 [as amended by this Amendment]), the notice period shall be 12 months.

For the avoidance of doubt, the right of either party to terminate this Agreement without notice for cause within the meaning of Art. 337 et seq. Swiss Code of Obligations (CO; “For Cause Termination’ remains reserved. ”

2.	CHANGE OF CONTROL AND GARDEN LEAVE

Section 2.4 (but without affecting Section 2.3) of the Employment Agreement shall be replaced in its entirety by the following new wording:

“2.4	Garden Leave upon Termination during Change of Control

2.4.1.	Upon receipt by the Employee of the notice of termination by the Employer pursuant to Section 2.2 para. 1 (Ordinary Termination) or receipt by the Employer of the notice of termination by the Employee pursuant to Section 2.2 para. 2 (For Cause Termination) during a period starting 6 (six) months prior to and 2 (two) years after a Change of Control becomes effective (the “Change of Control Period” , the Employer shall, upon request of the Employee, release the Employee from his working obligations (“Garden Leave” within 30 (thirty) days after receipt of such request. During the Garden Leave, the Employee enter into consulting arrangements and accept board positions (provided that the Employee’s statutory and contractual confidentiality, non-competition and non-solicitation obligations remain unchanged and at all times are fully observed).

2.4.2.	For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred when:

(i)	A binding offer to acquire shares of the Employer (“Shares”, whether expressed as a legal offer, a scheme with regard to such acquisition or in any other way, is made by any person in circumstances where (i) such offer is available to all holders of Shares or all holders of Shares other than any holder of Shares who is the person making such offer (or any associate of such person) or who is excluded from the offer by reason of being connected with one or more specific jurisdictions, (ii) such offer having become or been declared unconditional in all respects, and (iii) the Employer becomes aware that the right to cast more than 50% of the votes which may ordinarily be cast on a poll at a general meeting of holders of Shares has or will become unconditionally vested in the offeror and/or its associate(s) or an event occurs which has the like or similar effect; or

(ii)	The Employer consolidates with or merges into any other corporation - save where, following such consolidation or merger, the shareholders of the Employer immediately prior to such consolidation or merger, hold fifty percent (50%) or more of the voting rights (whether exercisable or not) of such other corporation; or

(iii)	The legal or beneficial ownership of all or substantially all of the assets owned by the Employer, either directly or indirectly, are acquired by one or more other persons not directly or indirectly controlled by or affiliated with the Employer. “

3.	EFFECTIVENESS; FINAL PROVISIONS

This Amendment shall become effective upon its mutual execution by both parties. Except as otherwise expressly provided by this Amendment, the terms and conditions of Employment Agreement and the Assignment Agreement shall remain unchanged and in full force and effect.

Any amendments to or modifications of this Amendment are only valid if made in writing and signed by both parties.

This Amendment shall in all respects by governed by substantive Swiss law.

* * * * *

Place and date		Place and date
Schlesien, 16.10.2020		Schlesien, 16.10.2020

ProteoMediX AG		Employee

/s/ Helge Lubenow		/s/ Christian Brühlmann
by:	Helge Lubenow	Christian Brühlmann

/s/ Ralph Schiess
by:	Ralph Schiess